Exhibit 99.1

CONTACT:	MICHAEL SHRINER,
PRESIDENT & CEO JAWAD CHAUDHRY, EVP & CFO (201) 823-0700

BCB Bancorp, Inc. Earns $3.3 Million in Fourth Quarter 2024;

Reports $0.16 EPS and

Declares Quarterly Cash Dividend of $0.16 Per Share

BAYONNE, N.J., January 28, 2025 — BCB Bancorp, Inc. (the “Company”), (NASDAQ: BCBP), the holding company for BCB Community Bank (the “Bank”), today reported net income of $3.3 million for the fourth quarter of 2024, compared to $6.7 million in the third quarter of 2024, and $6.1 million for the fourth quarter of 2023. Earnings per diluted share for the fourth quarter of 2024 were $0.16, compared to $0.36 in the preceding quarter and $0.35 in the fourth quarter of 2023. Net income and earnings per diluted share for the fourth quarter of 2024, without giving effect to the Company’s unrealized losses on equity investments and the loss on sale of non-performing loans, were $4.1 million and $0.24, respectively.

The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $0.16 per share. The dividend will be payable on February 24, 2025 to common shareholders of record on February 7, 2025.

“We took a number of positive actions during 2024 that have strengthened our balance sheet position. We meaningfully reduced our exposure to wholesale funding and continue to work hard on replacing higher cost funding with core deposits. Additionally, we have strengthened our capital position through positive retained earnings, favorable capital actions and selective loan growth. We have been prudently building up our CECL reserves to address asset quality issues. As we tackle and remediate credit quality issues, we are also positioning the Bank to gradually start lending and booking new business with both existing and new customers,” stated Michael Shriner, President and Chief Executive Officer.

Executive Summary

•	Total deposits were $2.751 billion at December 31, 2024 compared to $2.725 billion at September 30, 2024.

•	Net interest margin was 2.53 percent for the fourth quarter of 2024, compared to 2.58 percent for the third quarter of 2024, and 2.57 percent for the fourth quarter of 2023.

•	Total yield on interest-earning assets was 5.33 percent for the fourth quarter of 2024 compared to 5.44 percent for the third quarter of 2024, and 5.33 percent for the fourth quarter of 2023.

•	Total cost of interest-bearing liabilities was 3.57 percent for the fourth quarter of 2024, compared to 3.62 percent for the third quarter of 2024, and 3.45 percent for the fourth quarter of 2023.

•	The efficiency ratio for the fourth quarter was 62.1 percent compared to 53.2 percent in the prior quarter, and 61.0 percent in the fourth quarter of 2023.

•	The annualized return on average assets ratio for the fourth quarter was 0.36 percent, compared to 0.72 percent in the prior quarter, and 0.63 percent in the fourth quarter of 2023.

•	The annualized return on average equity ratio for the fourth quarter was 4.0 percent, compared to 8.3 percent in the prior quarter, and 7.9 percent in the fourth quarter of 2023.

•	The provision for credit losses was $4.2 million in the fourth quarter of 2024 compared to $2.9 million for the third quarter of 2024, and $1.9 million for the fourth quarter of 2023.

•	The allowance for credit losses (“ACL”) as a percentage of total loans was 1.15 percent at December 31, 2024 compared to 1.11 percent at the prior quarter-end and 1.01 percent at December 31, 2023.

•	Total loans receivable, net of the allowance for credit losses, of $2.996 billion at December 31, 2024, decreased 8.6 percent from $3.280 billion at December 31, 2023.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

Balance Sheet Review

Total assets decreased by $233.3 million, or 6.1 percent, to $3.599 billion at December 31, 2024, from $3.832 billion at December 31, 2023. The decrease in total assets was due to a decrease in loans of $283.4 million, offset by an increase of $37.8 million in cash and cash equivalents. The decrease in loans was primarily from loan sales and payoffs/paydowns that exceeded loan originations.

Total cash and cash equivalents increased by $37.8 million, or 13.5 percent, to $317.3 million at December 31, 2024, from $279.5 million at December 31, 2023. The increase was primarily due to loan sales and payoffs/paydowns that exceeded loan originations.

Loans receivable, net, decreased by $283.4 million, or 8.6 percent, to $2.996 billion at December 31, 2024, from $3.280 billion at December 31, 2023. Total loan decreases during the period included decreases of $187.4 million in commercial real estate multi-family loans, $57.4 million in construction loans, $29.4 million in commercial business loans, $8.4 million in residential 1-4 family loans, and $1.4 million in consumer loans. Home equity loans increased $438 thousand. The allowance for credit losses on loans increased $1.2 million to $34.8 million, or 77.8 percent of non-accruing loans and 1.15 percent of gross loans, at December 31, 2024, as compared to an allowance for credit losses on loans of $33.6 million, or 178.9 percent of non-accruing loans and 1.01 percent of gross loans, at December 31, 2023.

Total investment securities increased by $14.3 million, or 14.8 percent, to $111.2 million at December 31, 2024, from $96.9 million at December 31, 2023, as excess liquidity has been deployed into the securities portfolio.

Deposits decreased by $228.2 million, or 7.7 percent, to $2.751 billion at December 31, 2024, from $2.979 billion at December 31, 2023. A majority of the decline was due to a decrease in certificates of deposit of $193.5 million. The reduction in certificates of deposit was mainly caused by the withdrawal of brokered deposits which was partially offset by an increase in retail time deposits.

Total borrowings decreased by $12.1 million to $498.3 million at December 31, 2024 from $510.4 million at December 31, 2023. The decrease in borrowings was primarily due to the maturity of $18.0 million of FHLB debt that was paid off during 2024. The weighted average interest rate of the Company’s outstanding FHLB advances was 4.35 percent at December 31, 2024 and 4.21 percent at December 31, 2023. The weighted average maturity of such FHLB advances as of December 31, 2024 was 0.97 years. The interest rate of the Company’s subordinated debt balances was 9.25 percent at December 31, 2024 and 8.36 percent at December 31, 2023.

Stockholders’ equity increased by $9.9 million, or 3.1 percent, to $323.9 million at December 31, 2024, from $314.1 million at December 31, 2023. The increase was primarily attributable to the increase in retained earnings of $5.9 million, or 4.4 percent, to $141.9 million at December 31, 2024 from $135.9 million at December 31, 2023.

Fourth Quarter 2024 Income Statement Review

Net income was $3.3 million for the quarter ended December 31, 2024 and $6.1 million for the quarter ended December 31, 2023. In the fourth quarter of 2024, the Bank recorded $2.2 million more in loan loss provisioning, and net interest income declined by $1.7 million. Non-interest income was also lower by $2.3 million. Offsetting these declines was a decrease in non-interest expense of $2.2 million. The Bank also recorded $1.3 million less for income tax provisioning.

Net interest income decreased by $1.7 million, or 7.2 percent, to $22.2 million for the fourth quarter of 2024, from $23.9 million for the fourth quarter of 2023. The decrease in net interest income resulted from lower interest income, offset by lower interest expense.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

Interest income decreased by $3.1 million, or 6.1 percent, to $46.7 million for the fourth quarter of 2024, from $49.7 million for the fourth quarter of 2023. The average balance of interest-earning assets decreased $226.6 million, or 6.1 percent. The rate of return remained flat at 5.33 percent.

Interest expense declined $1.3 million, to $24.5 million, for the fourth quarter of 2024, from $25.8 million for the fourth quarter of 2023. Average interest-bearing liabilities decreased $247.2 million, or 8.3 percent. The average yield on these liabilities was 3.57 percent, versus 3.45 percent from one year earlier.

The net interest margin was 2.53 percent for the fourth quarter of 2024 compared to 2.57 percent for the fourth quarter of 2023. The decrease in the net interest margin compared to the fourth quarter of 2023 was the result of the increase in the cost of interest-bearing liabilities. The yield on interest earning assets remained the same from one year earlier.

During the fourth quarter of 2024, the Company recognized $4.1 million in net charge-offs compared to $233 thousand in net charge offs for the fourth quarter of 2023. The Bank had non-accrual loans totaling $44.7 million, or 1.48 percent of gross loans, at December 31, 2024 as compared to $18.8 million, or 0.57 percent of gross loans, at December 31, 2023. The allowance for credit losses on loans was $34.8 million, or 1.15 percent of gross loans, at December 31, 2024, and $33.6 million, or 1.01 percent of gross loans, at December 31, 2023. The provision for credit losses on loans was $4.2 million for the fourth quarter of 2024 compared to $1.9 million for the fourth quarter of 2023. Management believes that the allowance for credit losses on loans was adequate at December 31, 2024 and December 31, 2023.

Non-interest income decreased by $2.3 million to $938 thousand for the fourth quarter of 2024 from $3.2 million in the fourth quarter of 2023. The decrease in total non-interest income was related to losses on equity investments of $661 thousand in the 2024 quarter as compared to a gain on such investments of $1.1 million in the 2023 quarter, as well as the recordation of a $570 thousand loss on the sale of a non-performing loan during the fourth quarter.

Non-interest expense decreased by $2.2 million, or 13.3 percent, to $14.4 million for the fourth quarter of 2024 from $16.6 million for the fourth quarter of 2023. The decrease in these expenses for the fourth quarter of 2024 was driven by lower salaries and benefits expense, which declined $857 thousand. The fourth quarter of 2023 salaries and benefits included a previously disclosed one-time payment of $1.17 million to a former executive officer. Professional fees, regulatory assessment fees and advertising and promotional costs also declined by $388 thousand, $373 thousand, and $191 thousand, respectively.

The income tax provision decreased by $1.3 million, or 48.4 percent, to $1.3 million for the fourth quarter of 2024. The provision was $2.6 million for the fourth quarter of 2023. The consolidated effective tax rate was 29.0 percent for the fourth quarter of 2024 and 29.9 percent for the fourth quarter of 2023.

Year-to-Date Income Statement Review

Net income decreased by $10.9 million, or 36.8 percent, to $18.6 million for the twelve months of 2024 from $29.5 million for the twelve months of 2023. The decrease in net income was driven, primarily, by lower net interest income of $12.0 million, or 11.6 percent, and an increase in the provision for credit losses by $5.5 million.

Net interest income decreased by $12.0 million, or 11.6 percent, to $92.0 million for the first twelve months of 2024 from $104.1 million for the twelve months of 2023. The decrease in net interest income resulted from an increase in interest expense of $17.7 million, partly offset by an increase in interest income of $5.6 million.

Interest income increased by $5.6 million, or 3.0 percent, to $194.0 million for the twelve months of 2024, from $188.4 million for the twelve months of 2023. The increase was due to an increase of 22 basis points on interest earning assets, from 5.16 percent to 5.38 percent. Offsetting this, somewhat, was a decrease in average interest earning assets of $47.5 million, for the comparable period, which was comprised of a decrease in average loans of $84.8 million offset by an increase in average other interest-earning assets of $37.6 million.

Interest expense increased by $17.7 million, or 21.0 percent, to $102.0 million for 2024, from $84.3 million for 2023. This increase resulted primarily from an increase in the average rate on interest-bearing liabilities of 64 basis points to 3.57 percent for the twelve months of 2024, from 2.93 percent for the twelve months of 2023. Offsetting this was a decrease in average interest bearing liabilities of $18.5 million over the same comparable time period.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

Net interest margin was 2.55 percent for the twelve months of 2024, compared to 2.85 percent for the twelve months of 2023. The decrease in the net interest margin compared to the prior period was largely the result of an increase in the cost of the Bank’s interest-bearing liabilities.

During the twelve months of 2024, the Company experienced $10.4 million in net charge offs compared to $704 thousand in net charge offs for the same period in 2023. The provision for credit losses was $11.6 million for the twelve months of 2024 compared to $6.1 million for the same period in 2023.

Non-interest income decreased by $1.1 million to $2.9 million for the twelve months of 2024 from $4.1 million for the twelve months of 2023. The decrease was due to losses on sales of loans of $5.3 million. This was offset by realized and unrealized gains or losses on equity investments, which were $3.7 million greater, and income on Bank-owned Life Insurance (BOLI), which was $883 thousand higher, for the comparable period. The realized and unrealized gains or losses on equity investments are based on prevailing market conditions.

Non-interest expense decreased by $3.5 million, or 5.7 percent, to $57.1 million for the twelve months of 2024 from $60.6 million for the same period in 2023. The decrease in operating expenses for 2024 was driven primarily by decreases in salaries and employee benefits of $2.6 million and advertising and promotional costs of $485 thousand. The 2023 salaries and benefits expense included the payment to a former executive described above.

The income tax provision decreased by $4.3 million, or 36.6 percent to $7.6 million for the twelve months of 2024 from $12.0 million for the same period in 2023. The consolidated effective tax rate was 29.1 percent for the twelve months of 2024 compared to 28.9 percent for the twelve months of 2023.

Asset Quality

During the fourth quarter of 2024, the Company recognized $4.1 million in net charge offs, compared to $233 thousand in net charge offs for the fourth quarter of 2023.

The Bank had non-accrual loans totaling $44.7 million, or 1.48 percent of gross loans, at December 31, 2024, as compared to $18.8 million, or 0.57 percent of gross loans, at December 31, 2023. The allowance for credit losses on loans was $34.8 million, or 1.15 percent of gross loans, at December 31, 2024, and $33.6 million, or 1.01 percent of gross loans, at December 31, 2023. The allowance for credit losses on loans was 77.8 percent of non-accrual loans at December 31, 2024, and 178.9 percent of non-accrual loans at December 31, 2023.

About BCB Bancorp, Inc.

BCB Bancorp, Inc. is a New Jersey corporation established in 2003, and is the holding company parent of BCB Community Bank. The Company has not engaged in any significant business activity other than owning all of the outstanding common stock of the Bank. Established in 2000 and headquartered in Bayonne, N.J., the Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has twenty-three New Jersey branch offices in Bayonne, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lyndhurst, Maplewood, Monroe Township, Newark, Parsippany, Plainsboro, River Edge, Rutherford, South Orange, Union, and Woodbridge, New Jersey, and four New York branch offices in Hicksville and Staten Island, New York. The Bank provides businesses and individuals a wide range of loans, deposit products, and retail and commercial banking services. For more information, please go to www.bcb.bank.

Forward-Looking Statements

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

The most significant factor that could cause future results to differ materially from those anticipated by our forward-looking statements include the ongoing impact of higher inflation levels and higher interest rates concerns, all of which could impact economic growth and could cause a reduction in financial transactions and business activities, including decreased deposits and reduced loan originations, our ability to manage liquidity and capital in a rapidly changing and unpredictable market, and supply chain disruptions.. Other factors that could cause future results to vary materially from current management expectations as reflected in our forward-looking statements include, but are not limited to: the global impact of the military conflicts in the Ukraine and the Middle East; unfavorable economic conditions in the United States generally and particularly in our primary market area; the Company’s ability to effectively attract and deploy deposits; the impact of any future pandemics or other natural disasters; changes in the Company’s corporate strategies, the composition of its assets, or the way in which it funds those assets; shifts in investor sentiment or behavior in the securities, capital, or other financial markets, including changes in market liquidity or volatility; the effects of declines in real estate values that may adversely impact the collateral underlying our loans; increase in unemployment levels and slowdowns in economic growth; our level of non-performing assets and the costs associated with resolving any problem loans including litigation and other costs; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of our loan and investment securities portfolios; the credit risk associated with our loan portfolio; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in our ability to access cost-effective funding; deposit flows; legislative and regulatory changes, including increases in Federal Deposit Insurance Corporation, or FDIC, insurance rates; monetary and fiscal policies of the federal and state governments; changes in tax policies, rates and regulations of federal, state and local tax authorities; demands for our loan products; demand for financial services; competition; changes in the securities or secondary mortgage markets; changes in management’s business strategies; changes in consumer spending; our ability to retain key employees; the effects of any reputational, credit, interest rate, market, operational, legal, liquidity, or regulatory risk; expanding regulatory requirements which could adversely affect operating results; civil unrest in the communities that we serve; and other factors discussed elsewhere in this report, and in other reports we filed with the SEC, including under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K, and our other periodic reports that we file with the SEC.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Explanation of Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release also contains certain supplemental Non-GAAP information that the Company’s management uses in its analysis of the Company’s financial results. The Company’s management believes that providing this information to analysts and investors allows them to better understand and evaluate the Company’s financial results for the periods in question.

The Company provides measurements and ratios based on tangible stockholders’ equity and efficiency ratios. These measures are utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, the Company’s management believes that such information is useful to investors. For a reconciliation of GAAP to Non-GAAP financial measures included in this press release, see “Reconciliation of GAAP to Non-GAAP Financial Measures” below.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Statements of Income - Three Months Ended,
	December 31, 2024	September 30, 2024	December 31, 2023	Dec 31, 2024 vs. Sept 30, 2024	Dec 31, 2024 vs. Dec 31, 2023
Interest and dividend income:	(In thousands, except per share amounts, Unaudited)
Loans, including fees	$41,431	$42,857	$43,893	-3.3%	-5.6%
Mortgage-backed securities	473	303	293	56.1%	61.4%
Other investment securities	978	994	991	-1.6%	-1.3%
FHLB stock and other interest-earning assets	3,771	4,472	4,527	-15.7%	-16.7%

Total interest and dividend income	46,653	48,626	49,704	-4.1%	-6.1%

Interest expense:
Deposits:
Demand	5,866	5,686	5,015	3.2%	17.0%
Savings and club	156	146	177	6.8%	-11.9%
Certificates of deposit	12,218	13,670	13,308	-10.6%	-8.2%

	18,240	19,502	18,500	-6.5%	-1.4%
Borrowings	6,219	6,079	7,282	2.3%	-14.6%

Total interest expense	24,459	25,581	25,782	-4.4%	-5.1%

Net interest income	22,194	23,045	23,922	-3.7%	-7.2%
Provision for credit losses	4,154	2,890	1,927	43.7%	115.6%

Net interest income after provision for credit losses	18,040	20,155	21,995	-10.5%	-18.0%

Non-interest income income (loss):
Fees and service charges	1,187	1,196	1,445	-0.8%	-17.9%
(Loss) gain on sales of loans	(554)	35	11	-1682.9%	-5136.4%
Realized and unrealized gain (loss) on equity investments	(661)	1,132	1,029	-158.4%	-164.2%
Bank-owned life insurance (“BOLI”) income	636	652	597	-2.5%	6.5%
Other	330	112	69	194.6%	378.3%
Total non-interest income	938	3,127	3,228	-70.0%	-70.9%
Non-interest expense:
Salaries and employee benefits	7,117	7,139	7,974	-0.3%	-10.7%
Occupancy and equipment	2,483	2,591	2,606	-4.2%	-4.7%
Data processing and communications	1,754	1,681	1,721	4.3%	1.9%
Professional fees	599	618	987	-3.1%	-39.3%
Director fees	269	351	274	-23.4%	-1.8%
Regulatory assessment fees	769	666	1,142	15.5%	-32.7%
Advertising and promotions	212	182	403	16.5%	-47.4%
Other real estate owned, net	—	—	4	0.0%	-100.0%
Other	1,164	701	1,457	66.0%	-20.1%
Total non-interest expense	14,367	13,929	16,568	3.1%	-13.3%
Income before income tax provision	4,611	9,353	8,655	-50.7%	-46.7%
Income tax provision	1,339	2,685	2,593	-50.1%	-48.4%

Net Income	3,272	6,668	6,062	-50.9%	-46.0%
Preferred stock dividends	475	475	182	0.0%	160.7%

Net Income available to common stockholders	$2,797	$6,193	$5,880	-54.8%	-52.4%

Net Income per common share-basic and diluted
Basic	$0.16	$0.36	$0.35	-54.9%	-52.9%

Diluted	$0.16	$0.36	$0.35	-54.9%	-53.0%

Weighted average number of common shares outstanding
Basic	17,056	17,039	16,876	0.1%	1.1%

Diluted	17,108	17,064	16,884	0.3%	1.3%

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Statements of Income - Twelve Months Ended,
	December 31, 2024	December 31, 2023	Dec 31, 2024 vs. Dec 31, 2023
	(In thousands, except per share amounts, Unaudited)
Interest and dividend income:
Loans, including fees	$172,046	$169,559	1.5%
Mortgage-backed securities	1,378	880	56.6%
Other investment securities	3,953	4,226	-6.5%
FHLB stock and other interest-earning assets	16,632	13,695	21.4%

Total interest and dividend income	194,009	188,360	3.0%

Interest expense:
Deposits:
Demand	22,158	16,915	31.0%
Savings and club	620	620	0.0%
Certificates of deposit	55,442	39,157	41.6%

	78,220	56,692	38.0%
Borrowings	23,768	27,606	-13.9%

Total interest expense	101,988	84,298	21.0%

Net interest income	92,021	104,062	-11.6%
Provision for credit losses	11,570	6,104	89.5%

Net interest income after provision for credit losses	80,451	97,958	-17.9%

Non-interest income:
Fees and service charges	4,717	5,334	-11.6%
(Loss) gain on sales of loans	(5,325)	36	-14891.7%
Realized and unrealized gain (loss) on equity investments	379	(3,361)	-111.3%
Bank-owned life insurance (“BOLI”) income	2,634	1,751	50.4%
Other	535	251	113.1%

Total non-interest income	2,940	4,088	-28.1%

Non-interest expense:
Salaries and employee benefits	28,229	30,827	-8.4%
Occupancy and equipment	10,247	10,340	-0.9%
Data processing and communications	6,960	6,968	-0.1%
Professional fees	2,416	2,735	-11.7%
Director fees	1,151	1,083	6.3%
Regulatory assessments	3,530	3,585	-1.5%
Advertising and promotions	863	1,348	-36.0%
Other real estate owned, net	—	7	-100.0%
Other	3,725	3,698	0.7%

Total non-interest expense	57,121	60,591	-5.7%

Income before income tax provision	26,270	41,455	-36.6%
Income tax provision	7,647	11,972	-36.1%

Net Income	18,623	29,483	-36.8%
Preferred stock dividends	1,832	702	160.9%

Net Income available to common stockholders	$16,791	$28,781	-41.7%

Net Income per common share-basic and diluted
Basic	$0.99	$1.71	-42.1%

Diluted	$0.99	$1.70	-42.0%

Weighted average number of common shares outstanding
Basic	17,007	16,870	0.8%

Diluted	17,018	16,932	0.5%

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

Statements of Financial Condition	December 31, 2024	September 30, 2024	December 31, 2023	Dec 31, 2024 vs. Sept 30, 2024	Dec 31, 2024 vs. Dec 31, 2023
	(In Thousands, Unaudited)
ASSETS
Cash and amounts due from depository institutions	$14,075	$12,617	$16,597	11.6%	-15.2%
Interest-earning deposits	303,207	230,506	262,926	31.5%	15.3%

Total cash and cash equivalents	317,282	243,123	279,523	30.5%	13.5%

Interest-earning time deposits	735	735	735	—	—
Debt securities available for sale	101,717	98,169	87,769	3.6%	15.9%
Equity investments	9,472	10,133	9,093	-6.5%	4.2%
Loans held for sale	—	250	1,287	-100.0%	-100.0%
Loans receivable, net of allowance for credit losses on loans of $34,789, $34,693 and $33,608 , respectively	2,996,259	3,087,914	3,279,708	-3.0%	-8.6%
Federal Home Loan Bank of New York (“FHLB”) stock, at cost	24,272	24,732	24,917	-1.9%	-2.6%
Premises and equipment, net	12,569	12,008	13,057	4.7%	-3.7%
Accrued interest receivable	15,176	16,496	16,072	-8.0%	-5.6%
Deferred income taxes	17,181	17,370	18,213	-1.1%	-5.7%
Goodwill and other intangibles	5,253	5,253	5,253	0.0%	0.0%
Operating lease right-of-use asset	12,686	13,438	12,935	-5.6%	-1.9%
Bank-owned life insurance (“BOLI”)	76,040	75,404	73,407	0.8%	3.6%
Other assets	10,476	8,745	10,428	19.8%	0.5%

Total Assets	$3,599,118	$3,613,770	$3,832,397	-0.4%	-6.1%

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Non-interest bearing deposits	$520,387	$528,089	$536,264	-1.5%	-3.0%
Interest bearing deposits	2,230,471	2,196,491	2,442,816	1.5%	-8.7%

Total deposits	2,750,858	2,724,580	2,979,080	1.0%	-7.7%
FHLB advances	455,361	466,424	472,811	-2.4%	-3.7%
Subordinated debentures	42,961	67,042	37,624	-35.9%	14.2%
Operating lease liability	13,139	13,878	13,315	-5.3%	-1.3%
Other liabilities	12,874	13,733	15,512	-6.3%	-17.0%

Total Liabilities	3,275,193	3,285,657	3,518,342	-0.3%	-6.9%

STOCKHOLDERS’ EQUITY
Preferred stock: $0.01 par value, 10,000 shares authorized	—	—	—	—	—
Additional paid-in capital preferred stock	24,723	29,763	25,043	-16.9%	-1.3%
Common stock: no par value, 40,000 shares authorized	—	—	—	0.0%	0.0%
Additional paid-in capital common stock	200,935	200,605	198,923	0.2%	1.0%
Retained earnings	141,853	141,770	135,927	0.1%	4.4%
Accumulated other comprehensive loss	(5,239)	(5,678)	(7,491)	-7.7%	-30.1%
Treasury stock, at cost	(38,347)	(38,347)	(38,347)	0.0%	0.0%

Total Stockholders’ Equity	323,925	328,113	314,055	-1.3%	3.1%

Total Liabilities and Stockholders’ Equity	$3,599,118	$3,613,770	$3,832,397	-0.4%	-6.1%

Outstanding common shares	17,063	17,048	16,904

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Three Months Ended December 31,
	2024			2023
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,081,846	$41,431	5.38%	$3,311,946	$43,893	5.30%
Investment Securities	110,447	1,451	5.26%	93,638	1,284	5.48%
Other Interest-earning assets (6)	309,804	3,771	4.87%	323,064	4,527	5.61%

Total Interest-earning assets	3,502,097	46,653	5.33%	3,728,648	49,704	5.33%

Non-interest-earning assets	124,554			124,809

Total assets	$3,626,651			$3,853,457

Interest-bearing liabilities:
Interest-bearing demand accounts	$551,971	$2,682	1.94%	$578,890	$2,184	1.51%
Money market accounts	380,136	3,184	3.35%	359,366	2,832	3.15%

Savings accounts	254,093	156	0.25%	288,108	177	0.25%
Certificates of Deposit	1,048,341	12,218	4.66%	1,140,656	13,307	4.67%

Total interest-bearing deposits	2,234,541	18,240	3.27%	2,367,020	18,500	3.13%
Borrowed funds	508,113	6,219	4.90%	622,860	7,282	4.68%

Total interest-bearing liabilities	2,742,654	24,459	3.57%	2,989,880	25,782	3.45%

Non-interest-bearing liabilities	560,345			557,156

Total liabilities	3,302,999			3,547,036
Stockholders’ equity	323,652			306,420

Total liabilities and stockholders’ equity	$3,626,651			$3,853,457

Net interest income		$22,194			$23,922

Net interest rate spread(1)			1.76%			1.88%

Net interest margin(2)			2.53%			2.57%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans.
(6)	Includes Federal Home Loan Bank of New York Stock.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Year Ended December 31,
	2024			2023
	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)	Average Balance	Interest Earned/Paid	Average Yield/Rate (3)
	(Dollars in thousands)
Interest-earning assets:
Loans Receivable (4)(5)	$3,196,538	$172,046	5.38%	$3,281,334	$169,559	5.17%
Investment Securities	99,733	5,331	5.35%	100,000	5,106	5.11%
Other interest-earning assets (6)	308,248	16,632	5.40%	270,659	13,695	5.06%

Total Interest-earning assets	3,604,519	194,009	5.38%	3,651,993	188,360	5.16%

Non-interest-earning assets	124,441			123,652

Total assets	$3,728,960			$3,775,645

Interest-bearing liabilities:
Interest-bearing demand accounts	$553,013	$9,701	1.75%	$658,023	$8,426	1.28%
Money market accounts	372,205	12,457	3.35%	334,353	8,489	2.54%

Savings accounts	264,430	620	0.23%	305,778	620	0.20%
Certificates of Deposit	1,153,235	55,442	4.81%	980,617	39,157	3.99%

Total interest-bearing deposits	2,342,883	78,220	3.34%	2,278,771	56,692	2.49%
Borrowed funds	511,916	23,768	4.64%	594,564	27,606	4.64%

Total interest-bearing liabilities	2,854,799	101,988	3.57%	2,873,335	84,298	2.93%

Non-interest-bearing liabilities	554,037			602,691

Total liabilities	3,408,836			3,476,026
Stockholders’ equity	320,124			299,618

Total liabilities and stockholders’ equity	$3,728,960			$3,775,644

Net interest income		$92,021			$104,062

Net interest rate spread(1)			1.81%			2.22%

Net interest margin(2)			2.55%			2.85%

(1)	Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income divided by average total interest-earning assets.
(3)	Annualized.
(4)	Excludes allowance for credit losses.
(5)	Includes non-accrual loans.
(6)	Includes Federal Home Loan Bank of New York Stock.

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Financial Condition data by quarter
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands, except book values)
Total assets	$3,599,118	$3,613,770	$3,793,941	$3,849,195	$3,832,397
Cash and cash equivalents	317,282	243,123	326,870	352,448	279,523
Securities	111,189	108,302	94,965	96,189	96,862
Loans receivable, net	2,996,259	3,087,914	3,161,925	3,226,877	3,279,708
Deposits	2,750,858	2,724,580	2,935,239	2,991,659	2,979,080
Borrowings	498,322	533,466	510,710	510,573	510,435
Stockholders’ equity	323,925	328,113	320,732	320,131	314,055
Book value per common share[1]	$17.54	$17.50	$17.17	$17.24	$17.10
Tangible book value per common share[2]	$17.23	$17.19	$16.86	$16.93	$16.79

	Operating data by quarter
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands, except for per share amounts)
Net interest income	$22,194	$23,045	$23,639	$23,143	$23,922
Provision for credit losses	4,154	2,890	2,438	2,088	1,927
Non-interest income (loss)	938	3,127	(3,234)	2,109	3,228
Non-interest expense	14,367	13,929	13,987	14,838	16,568
Income tax expense	1,339	2,685	1,163	2,460	2,593

Net income	$3,272	$6,668	$2,817	$5,866	$6,062

Net income per diluted share	$0.16	$0.36	$0.14	$0.32	$0.35

Common Dividends declared per share	$0.16	$0.16	$0.16	$0.16	$0.16

	Financial Ratios(3)
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
Return on average assets	0.36%	0.72%	0.30%	0.61%	0.63%
Return on average stockholders’ equity	4.04%	8.29%	3.52%	7.46%	7.91%
Net interest margin	2.53%	2.58%	2.60%	2.50%	2.57%
Stockholders’ equity to total assets	9.00%	9.08%	8.45%	8.32%	8.19%
Efficiency Ratio[4]	62.11%	53.22%	68.55%	58.76%	61.02%

	Asset Quality Ratios
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands, except for ratio %)
Non-Accrual Loans	$44,708	$35,330	$32,448	$22,241	$18,783
Non-Accrual Loans as a % of Total Loans	1.48%	1.13%	1.01%	0.68%	0.57%
ACL as % of Non-Accrual Loans	77.8%	98.2%	108.6%	155.4%	178.9%
Individually Analyzed Loans	83,399	66,048	60,798	65,731	54,019
Classified Loans	152,714	98,316	87,033	97,739	85,727

(1)	Calculated by dividing stockholders’ equity, less preferred equity, to shares outstanding.
(2)

Calculated by dividing tangible stockholders’ common equity, a non-GAAP measure, by shares outstanding. Tangible stockholders’ common equity is stockholders’ equity less goodwill and preferred stock. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

(3)	Ratios are presented on an annualized basis, where appropriate.
(4)

The Efficiency Ratio, a non-GAAP measure, was calculated by dividing non-interest expense by the total of net interest income and non-interest income. See “Reconciliation of GAAP to Non-GAAP Financial Measures by quarter.”

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Recorded Investment in Loans Receivable by quarter
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands)
Residential one-to-four family	$239,870	$241,050	$242,706	$244,762	$248,295
Commercial and multi-family	2,246,677	2,296,886	2,340,385	2,392,970	2,434,115
Construction	135,434	146,471	173,207	180,975	192,816
Commercial business	342,799	371,365	375,355	378,073	372,202
Home equity	66,769	67,566	66,843	65,518	66,331
Consumer	2,235	2,309	2,053	2,847	3,643

	$3,033,784	$3,125,647	$3,200,549	$3,265,145	$3,317,402
Less:
Deferred loan fees, net	(2,736)	(3,040)	(3,381)	(3,705)	(4,086)
Allowance for credit losses	(34,789)	(34,693)	(35,243)	(34,563)	(33,608)

Total loans, net	$2,996,259	$3,087,914	$3,161,925	$3,226,877	$3,279,708

	Non-Accruing Loans in Portfolio by quarter
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands)
Residential one-to-four family	$1,387	$410	$350	$429	$270
Commercial and multi-family	32,973	27,693	27,796	12,627	8,684
Construction	586	586	586	3,225	4,292
Commercial business	10,530	6,498	3,673	5,916	5,491
Home equity	231	123	43	44	46
Consumer	—	20	—	—	—

Total:	$45,707	$35,330	$32,448	$22,241	$18,783

	Distribution of Deposits by quarter
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands)
Demand:
Non-Interest Bearing	$520,387	$528,089	$523,816	$531,112	$536,264
Interest Bearing	553,731	527,862	549,239	552,295	564,912
Money Market	395,004	366,655	371,689	361,791	370,934

Sub-total:	$1,469,122	$1,422,606	$1,444,744	$1,445,198	$1,472,110
Savings and Club	252,491	255,115	258,680	272,051	284,273
Certificates of Deposit	1,029,245	1,046,859	1,231,815	1,274,410	1,222,697

Total Deposits:	$2,750,858	$2,724,580	$2,935,239	$2,991,659	$2,979,080

BCBP Reports Fourth Quarter 2024 Earnings

January 28, 2025

	Reconciliation of GAAP to Non-GAAP Financial Measures by quarter

	Tangible Book Value per Share
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands, except per share amounts)
Total Stockholders’ Equity	$323,925	$328,113	$320,732	$320,131	$314,055
Less: goodwill	5,253	5,253	5,253	5,253	5,253
Less: preferred stock	24,723	29,763	28,403	27,733	25,043

Total tangible common stockholders’ equity	293,949	293,097	287,076	287,145	283,759
Shares common shares outstanding	17,063	17,048	17,029	16,957	16,904
Book value per common share	$17.54	$17.50	$17.17	$17.24	$17.10

Tangible book value per common share	$17.23	$17.19	$16.86	$16.93	$16.79

	Efficiency Ratios
	Q4 2024	Q3 2024	Q2 2024	Q1 2024	Q4 2023
	(In thousands, except for ratio %)
Net interest income	$22,194	$23,045	$23,639	$23,143	$23,922
Non-interest income (loss)	938	3,127	(3,234)	2,109	3,228

Total income	23,132	26,172	20,405	25,252	27,150
Non-interest expense	14,367	13,929	13,987	14,838	16,568

Efficiency Ratio	62.11%	53.22%	68.55%	58.76%	61.02%